[Quest Resource Corporation Letterhead]

News Release
For Immediate Release

Company Contact:
Jerry D. Cash, Chairman and Chief Executive Officer
David E. Grose, Chief Financial Officer
Phone: (405) 488-1304
Website: www.qrcp.net

               Quest Resource Announces Third-Quarter 2006 Results
               ---------------------------------------------------

OKLAHOMA CITY (Business Wire) - November 14, 2006 - Quest Resource Corporation (NASDAQ: QRCP), the largest operating company in the Cherokee Basin, provided today an update on its financial results for the quarter ended September 30, 2006. The Company provided selected financial and operating data below in a comparative format for the quarters ended September 30, 2006 and 2005.

                       SELECT FINANCIAL AND OPERATING DATA
               For The Quarters Ended September 30, 2006 and 2005
                  (Dollars in thousands, except per share data)


                                                            Quarters Ended
                                                             September 30,
                                                       -------------------------
                                                       -------------------------
                                                              2006     2005
                                                            (unaudited)
                                                       -------------------------
                                                       -------------------------
Total Revenue                                          $           $
                                                       16,705          13,506
Net Income (Loss)                                        (10,073)     (4,253)
Net Income (Loss) Per Share Basic                          (0.46)      (0.64)
Net Income (Loss) Per Share Diluted                        (0.46)      (0.64)
Operating Income (Loss)                                   (2,785)       2,040
Operating Income (Loss) Per Share Diluted                  (0.13)        0.31
EBITDA(1)                                                   5,090       6,106

                                                             0.23  $
EBITDA Per Share Diluted(1)                            $           0.91
Weighted Average Shares Outstanding - Basic            22,123,514   6,679,089
Weighted Average Shares Outstanding - Diluted          22,123,514   6,679,089

Net Sales Volumes (MMcfe)                                   3,331       2,532
                                                                   $
Average Price Received per Mcfe (including hedges)     $     4.56        4.80
Wells Drilled(2)                                              149           1
Wells Recompleted                                              39          40
Wells Connected                                               194           6
Pipeline Miles Constructed                                    106           1
Well Completion %                                             99%         98%
                                                                   $
Total Capital Expenditures(3)                          $   44,608       5,173

1 - A reconciliation of Net Income to EBITDA follows this news release.
2 - Since September 30, 2006, the Company has drilled an additional 51 wells, for a total of 572 wells drilled to date in 2006. The Company has connected 578 gross wells to its gas gathering system since January 1, 2006 and currently has 89 gross wells waiting on completion and connection to the gas gathering system. 3 - Capital expenditures represent cash transactions.

Management Comments
-------------------
"Net sales volumes increased approximately 32% for the third quarter of 2006 to 3,331 MMcfe as compared to 2,532 MMcfe for the 2005 quarter due to continuation of our active, low-risk development program of drilling, re-completing and connecting wells," said David Grose, Quest chief financial officer. "Daily sales volumes averaged 36.2 MMcfe for the third quarter of 2006 as compared to 27.5 MMcfe per day for the third quarter of 2005. Net sales volumes continue to increase and for the first 40 days of the fourth quarter have averaged 38.9 MMcfe per day. Third-quarter 2006 financial results reflect the negative impact of various derivative positions covering approximately 58% of Quest sales volumes during the quarter. The impact of those less favorable contracts are diminishing as they expire and our production base grows. The Company has entered into a basis lock for 2007 on 1.8 Bcf at $1.15 per mcf and a basis lock for 2008 on 1.5 Bcf at $1.03 per mcf. These basis locks cover the differential between NYMEX and the Southern Star line where our gas is sold." Additionally, Quest has added a swap agreement covering approximately 2.4 Bcf at $7.20 per mcf for 2007 based on the Southern Star index.

"We announced on November 6, 2006 that we are pursuing the creation of a limited partnership that would own and operate our gas gathering system in the Cherokee Basin," stated Jerry Cash, Quest chairman and chief executive officer. "We anticipate raising between $65 million and $75 million, before expenses, representing approximately 35% to 40% of the partnership interests (excluding the general partner's incentive distribution rights), from the sale to institutional investors. We anticipate that some of the investors may receive a portion of the incentive distribution rights as part of the transaction. It is expected that a portion of the net proceeds from the offering would initially be used to reduce outstanding borrowings under our revolving credit facility and that the remainder would be used for new well development. We anticipate closing the transaction before year-end."

The proposed transaction is subject to the completion of due diligence by the investors, negotiation and execution of definitive documentation and obtaining the consent of existing lenders. No assurance is given that the transaction will be completed before year-end, if at all, or that it will be completed on these terms.

The Company expects capital expenditures for 2006 to total approximately $175 million. Of this amount, approximately 55% is anticipated to be allocated to drilling, completing and connecting wells; 40% on gas gathering, hook-ups and other infrastructure; and 5% on acreage. From these expenditures, the Company now expects approximately 640 wells will be connected during the year. The company's leasehold inventory at the end of the third quarter was approximately 560,000 net acres of which approximately 57% is undeveloped and the Company estimates 25,000 acres could be added during the fourth quarter.

The Company also stated that it has undertaken a program to evaluate increased density development due to better than anticipated performance from certain wells. The majority of the Company's approximately 1,500 wells have been drilled on 160-acre spacing and increasing the density to 80-acre spacing may allow for a greater percentage recovery of the reserves in-place.


Conference Call
---------------
Quest will host a conference call to discuss 2006 third quarter operating and financial results on Wednesday, November 15, 2006 at 9:00 a.m. Eastern time. There will be a question and answer period following the presentation.

Call:          866-322-9730 (US/Canada) and 706-679-6054 (International)
               Passcode 9291397

Internet:      Live and rebroadcast over the Internet:
               simply log on to www.qrcp.net

Replay: Available through November 17, 2006 at 800-642-1687 (US/Canada) and 706-645-9291 (International) using passcode 9291397 and at www.qrcp.net

About Quest Resource Corporation
--------------------------------
Quest Resource is the largest producer of natural gas in the Cherokee Basin, which is located in southeastern Kansas and northeastern Oklahoma. The Company is a fully integrated E&P company, operating more than 1,500 producing wells which produce into its own 1,500+ mile gathering and transportation pipeline system, and using its own fleet of completion equipment to meet its rapidly expanding development program. Quest currently has approximately 1,700 locations in its drilling inventory. For more information, visit the Quest Resource website at www.qrcp.net.

Forward-Looking Statements
--------------------------
Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carryout the Company's anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

Reconciliation of Net Income to EBITDA
--------------------------------------
EBITDA, which is earnings before interest, income taxes and depreciation, depletion and amortization expense, is presented because it is used by us for, among other things, determining compliance with certain bank covenants, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.


                                 (in thousands)
                                   (unaudited)


                                                  Quarters Ended September 30,
                                                 ------------------------------
                                                     2006             2005
                                                 ------------------------------
Net Income (Loss)                                  $  (10,073)      $   (4,253)
Interest Expense, Net                                    6,956            6,190
Income Tax Expense                                           -                -
Depreciation, Depletion & Amortization Expense           7,875            4,066
Change in Derivative Fair Value                            332              103
                                                 ------------------------------
EBITDA                                               $   5,090       $    6,106
                                                 ==============================